Hologic Preliminary Revenues Increased 7% to $653 Million in the First Quarter of Fiscal 2015

-- Company Voluntarily Prepays $300 Million on Term Loan B --

BEDFORD, Mass., Jan. 12, 2015 /PRNewswire/ -- Hologic, Inc. (NASDAQ: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 27, 2014.

The Company expects to report total revenues of approximately $653 million, a 7% increase compared to the prior year period and an 8% increase on a constant currency basis. This exceeds the Company's previous quarterly revenue guidance of $625-$635 million. Preliminary revenues by business segment are:

$s in millions	Preliminary Revenue*	Change (As Reported)	Change (Constant Currency)
Diagnostics	$304	+6%	+7%
Breast Health	$242	+7%	+8%
GYN Surgical	$84	+7%	+8%
Skeletal Health	$22	+5%	+6%
Total	$653	+7%	+8%
* Numbers in columns do not foot due to rounding.

In addition, the Company announced that it voluntarily prepaid $300 million of principal on its Term Loan B facility in December 2014.

"Hologic posted strong organic revenue growth across the board in the first quarter," said Steve MacMillan, the Company's president and chief executive officer. "This better-than-expected performance, combined with the voluntary prepayment of debt, provide further evidence of a turnaround that continues to build momentum. While we're pleased with our results thus far, we're also mindful that there's still much to do."

Hologic is providing these business updates in advance of the Company's participation in the 33rd Annual J.P. Morgan Healthcare Conference, which begins today. The Company has posted its new conference presentation to the investor relations section of its website at http://investors.hologic.com/.

The preliminary revenue results described in this press release are estimates only and are subject to revision until the Company reports its full financial results for the first quarter of fiscal 2015 on January 28, 2015.

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company's core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Forward-Looking Statements

This press release contains forward-looking information that involves risks and uncertainties, including estimates for first quarter revenues. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Actual results may differ from those indicated as a result of the finalization of first quarter financial statements as well as other risks and uncertainties, including, without limitation, the risks and uncertainties described from time to time in the filings made by the Company with the Securities and Exchange Commission (SEC). The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended September 27, 2014 filed by the Company with the SEC on November 20, 2014.

Contact: Michael Watts Vice President, Investor Relations and Corporate Communications (858) 410-8588 michael.watts@hologic.com